10172 Linn Station Road
Louisville, Kentucky 40223

Proposed Terms

of Purchase Agreement

for Fawn Lake Development

Spotsylvania, Virginia

December 7, 2011

To:         Board of Directors of NTS Mortgage Income Fund
c/o Allan T. Slagel,  Shefsky & Froelich, Ltd.,111 E. Wacker Drive, Suite 2800, Chicago,
IL 60601 and Eric Ison, Greenebaum Doll & McDonald PLLC, 3500 National City
Tower, 101 South Fifth Street, Louisville, Kentucky  40202-3140

On behalf of NTS Development Company, a Kentucky corporation, and/or its affiliate, designee, or assignee (“NTS”), this letter of intent (“Letter”) sets forth the terms and conditions pursuant to which NTS would be willing to negotiate the terms of a definitive and binding purchase agreement(s) (the “Agreement”) for the purchase and sale of certain of the assets of NTS Mortgage Income Fund, a Delaware corporation (“MIF”) (referred to herein as the “Seller”), and/or its subsidiaries as the case may be (also referred to as a “Seller”), which Agreement shall be entered into by NTS (also referred to herein as the “Purchaser”), and

(a)           NTS/Virginia Development Company (“NTS/VA”) a Virginia corporation (a wholly-owned subsidiary of MIF) (NTS/VA and MIF may sometimes be referred to herein collectively as “Seller”), the owner of the property known as Fawn Lake subdivision, for the sale by NTS/VA and the purchase by Purchaser of all of the remaining land at Fawn Lake owned by NTS/VA (the “Property”), including:

    (i)   eighteen (18) lots which lots have been developed and which comprise the remaining unsold Fawn Lake inventory of lots (the “Section 21 Lots”);

    (ii)   approximately one hundred sixty-six (166) lots listed on the attached Schedule B, which lots have been approved, but not developed (the “Section 15 Lots”); REMOVE IF SECTION 15 PURCHASED BY M/I HOMES, LLC OR OTHER PURCHASER PRIOR TO CLOSING ON AGREEMENT;

    (iii)   the undeveloped land upon which approximately two hundred fifty-seven (257) lots are approved, but not developed (the “Residential Land”); and

    (iv)   the commercially-zoned property located at the entrance to the subdivision which is described on the attached Schedule C as the “Neighborhood Support Parcel” (the “Commercial Land”);

(b)           NTS Mortgage Income Fund, a Delaware corporation, owner of fifty percent (50%) of the partnership interests in Orlando Lake Forest Joint Venture, a Florida joint venture (“OLFJV”), for the sale by MIF and the purchase by Purchaser of one hundred percent (100%) of MIF’s partnership interests in OLFJV (the “OLFJV Interests”). The sole asset of OLFJV is an 11 acre parcel of land at the front entrance of the Lake Forest subdivision in Orlando, Florida (the “Florida Land”).

BUT EXCLUDING: (x) any and all of the designated and currently existing Common Areas (as defined in the Declaration) of the Fawn Lake development being transferred to the Fawn Lake Community Association (“FLCA”) pursuant to the terms of the Declaration for Fawn Lake dated July 16, 1990 by NTS/Virginia Development Company as Declarant, as amended and supplemented; (y) Section 27 of Fawn Lake which is owned by Cedar Creek Virginia, LLC); and (z) any and all of the land upon which the Fawn Lake Country Club golf course is located which was deeded to Asset Management, L.L.C. on November 4, 2010.

The Property and the OLFJV Interests may sometimes be referred to hereinafter collectively as the “Assets.” NTS/VA and MIF may sometimes be referred to herein collectively as “Seller.”

Purchaser Rights Concerning NTS/VA

ALTERNATIVELY, AT THE SOLE OPTION OF PURCHASER, PURCHASER MAY, BY PROVIDING NOTICE TO SELLER OF SUCH ELECTION AT ANY TIME PRIOR TO THE EXECUTION OF THE AGREEMENT, ELECT TO PURCHASE ONE HUNDRED PERCENT OF THE ISSUED AND OUTSTANDING STOCK OF NTS/VA INSTEAD OF PURCHASING THE PROPERTY. IN SUCH EVENT, THE AGREEMENT SHALL INCLUDE, IN ADDITION TO THE PROVISIONS CONTAINED HEREIN, SUCH PROVISIONS AS REQUIRED BY PURCHASER TO EXCLUDE THE ASSUMPTION OF LIABILITIES ARISING PRIOR TO THE CLOSING DATE.

Purchaser and Seller agree to negotiate exclusively (except with respect to the Section 15 Lots) and in good faith for the timely execution of the Agreement for the purchase and sale of the Property and the OLFJV Interests. In addition to the asset purchases contemplated herein, in the event Purchaser consummates the asset purchases contemplated hereby, Seller shall also grant to Purchaser the right to purchase all of the issued and outstanding common stock in NTS/VA at any time after the Closing Date but prior to April 30, 2017, and Seller agrees to assign all of such outstanding stock to Purchaser within thirty (30) days of written notice that Purchaser elects to exercise its right to purchase such stock, and Purchaser shall not be required to pay any amount for such assignment in addition to the consideration recited below.

Both Purchaser and Seller agree that the Agreement shall be upon mutually agreeable terms and conditions, and each of Seller and Purchaser agree to use its reasonable efforts to complete the negotiation and execution of such Agreement by April 30, 2012.  The Agreement shall include the following provisions:

1.           PURCHASE PRICE/CONSIDERATION.  The aggregate Purchase Price/Consideration for the Assets shall be in the following total amounts and shall be paid in accordance with the following:

(a)           Purchaser shall assume the total amount of the indebtedness owed by Seller and/or its subsidiaries to NTS and/or its affiliates as of the date of Closing on these transactions (as defined below), which indebtedness (as of November 10, 2011) is in the aggregate amount of approximately Seven Million Six Hundred Seventy Six Thousand Dollars ($7,675,000.00) (the “NTS Debt”);

(b)           Purchaser shall, subject to the approval of PNC Bank, National Association (“PNC”), assume the outstanding principal amount of the indebtedness owed by MIF and/or its subsidiaries to PNC as of the date of Closing, in accordance with terms and conditions mutually acceptable to NTS and PNC, which indebtedness is, as of November 30, 2011, in the approximate amount of Two Million Six Hundred Ninety Eight Thousand Dollars (($2,698,000.00) (the “PNC Loan”);

(c)           Purchaser shall pay, or shall cause Residential Management Company, a Kentucky corporation (“Residential Management”) to waive, the three and three-quarters percent (3.75%) disposition fee (the Service Fee”) due to Residential Management upon the sale of the Assets under and pursuant to the terms of that certain Services and Development Agreement between Residential Management and MIF, effective as of January 1, 2009, as amended (the “Services Agreement”);

(d)           Purchaser shall pay to or fund, at Seller’s election, prior to any deadline therefor, the cost of tail coverage for the liability insurance policy covering the MIF’s current and former directors and officers. The cost of the tail coverage is currently estimated to be Four Hundred Twenty Thousand Dollars ($420,000.00) (the “Tail Premium”);

(e)           Purchaser shall fund the total amount of the  accounts payable due from MIF and/or its subsidiaries to third parties until the earlier of the Closing Date or April 30, 2012, for which the current estimate is Eight Hundred Ninety Four Thousand Dollars ($894,000.00);

(f)           Purchaser shall pay an amount necessary to fund a beginning cash reserve account to be transferred to and used by the MIF’s liquidating trustee in the performance of such trustee’s duties, estimated to be in the approximate amount of Three Hundred Thousand Dollars ($300,000.00) (the “Trustee’s Reserve”);

(g)           Purchaser shall pay the amount necessary to fund the Sellers’ costs of liquidation and asset sales in connection therewith, estimated to be an amount equal to Three Hundred Thousand Dollars ($300,000.00) (“Closing Costs”);

(h)           Purchaser agrees to fund, if and when necessary, the amount necessary to cover any retention or deductible applicable to any liability claims made against the current and former directors and officers as of the date of the Closing (prior to transfer of remaining MIF assets to the liquidating trust), which amount is currently estimated to be Two Hundred Fifty Thousand Dollars ($250,000.00);

(i)           Purchaser shall provide the funds necessary to complete the required roadway work necessary to release the bonds on the remaining roadways in Lake Forest subdivision in Louisville, Kentucky (owned by NTS-Lake Forest II Residential Corporation, a wholly-owned subsidiary of MIF(“NTS Lake Forest”)) so that all bonds for such work may be released prior to December 31, 2011. The estimated cost of such work is One Hundred Seventy Five Thousand Dollars ($175,000.00);

(j)           For any Section 15 Lots sold and closed from the date of the closing until April 30, 2017, Purchaser and Seller shall share net profits on a 50/50 basis, provided in no event shall the Seller be paid less than Two Thousand Dollars ($2,000.00) per Section 15 Lot sold. The Amount due to Seller hereunder shall be paid to Seller within ninety (90) days after each such Lot is closed. For any Section 15 Lots not closed by April 30, 2017, Seller shall be paid an amount equal to the aggregate net present value (using a then-current market rate discount factor to be determined by mutual agreement between Purchaser and MIF’s liquidating trustee) of the Seller’s assumed 50% share of the projected net profit for such unsold lots, based upon a projected lot sales velocity similar to the actual velocity of sales per annum over the 2012-2017 period;

(k)           As to the Residential Land, as the remaining 257 undeveloped lots are developed for sale (“Remaining Lots”), for any Remaining Lots sold and closed from the date of the Closing through April 30, 2017, Purchaser and Seller shall share net profits on a 80/20 basis (with Purchaser retaining 80% of the net profits and Seller being entitled to 20% of the net profits), provided in no event shall the Seller be paid less than Five Thousand Dollars ($5,000.00) per Remaining Lot sold. The Amount due to Seller hereunder shall be paid to Seller within ninety (90) days after each such Remaining Lot is closed. For any Remaining Lots not closed by April 30, 2017, Seller shall be paid an amount equal to the aggregate net present value (using a then-current market rate discount factor to be determined by mutual agreement between Purchaser and the MIF’s liquidating trustee) of the Seller’s assumed 20% share of the projected net profit for such unsold lots, based upon a projected lot sales velocity similar to the actual velocity of sales per annum over the 2012-2017 period;

(l)           As additional consideration for the Seller’s agreement to sell and transfer the Assets to Purchaser, Purchaser agrees:

    (i)   To provide to MIF’s liquidating trustee, at no charge, bookkeeping, tax preparation and investor services, to be performed by employees of Purchaser, as may be reasonably necessary to assist the Seller’s liquidating trustee in carrying out the services required of the trust, the value of such services estimated to be Sixty Five Thousand Dollars ($65,000.00) per year; provided if the Seller’s liquidating trustee desires not to engage the Purchaser to provide such services, Purchaser shall have no obligation to provide any such services nor to provide any cash in lieu thereof;

    (ii)           MIF (and MIF’s liquidating trustee) shall retain for sale the Lake Forest Country Club (“LFCC”) memberships owned by NTS Lake Forest, and to collect all initiation fees/sales proceeds which may be due from Lake Forest Country Club upon the sale of any such memberships to fund on-going liquidating trust expenses.  Purchaser agrees to assist MIF and the MIF liquidating trustee in the discussions and negotiations with LFCC concerning the memberships as they deem necessary and appropriate. The estimated average proceeds from the sale of the Lake Forest Country Club memberships is Fifty Thousand Dollars ($50,000.00) per year for calendar years 2012-2017. At April 30, 2017, Purchaser will purchase any remaining unsold memberships for their estimated residual value of One Hundred Thousand Dollars ($100,000.00), discounted to net present value (using a then-current market rate discount factor to be determined by mutual agreement between Purchaser and the MIF’s liquidating trustee) based upon a projected sales velocity similar to the actual velocity of sales of such memberships over the 2012-2017 period; and

    (iii)   To advance up to One Hundred Thousand Dollars ($100,000.00) per year annually, commencing on April 30, 2012 until April 30, 2017, to fund the costs and expenses of the liquidating trust, provided that any amounts received by the trustee for the sale of LFCC memberships and/or the sale of Section 15 Lots and/or the sale of the Residential Land/Remaining Lots shall be applied to such costs and expenses prior to Purchaser’s obligation to provide any such advances; and

(m)           NTS Guaranty Corporation, a Kentucky corporation (“Guaranty Corp”), joins in this Letter solely for the purposes contained in this subparagraph (m). Upon execution of the Agreement and closing of the transactions, Guaranty Corp shall agree, as additional consideration for the sale of the Assets to Purchaser, to begin payment on its obligations to the stockholders of MIF under the “Purchase Price Guaranty” (as such term is defined in that certain Guaranty Agreement dated as of March  31, 1989 (the “Guaranty”) between Guaranty Corp and MIF), prior to the complete liquidation of MIF and the distribution of the proceeds from the sale of its assets (projected to be in calendar year 2017), as is currently required pursuant to the terms of the Guaranty. The Agreement shall provide that Guaranty Corp shall pay to the MIF stockholders: (i) on December 31, 2013, the aggregate sum of Five Hundred Thousand Dollars ($500,000.00); (ii) on December 31, 2014, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); (iii) on December 31, 2015, the aggregate sum of  One Million Five Hundred Thousand Dollars ($1,500,000.00); (iv) on December 31, 2016, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); and (v) on December 31, 2017, the aggregate sum of Five Million Dollars ($5,000,000.00). In the event any such payment is not made when due, the due dates of the remaining payments shall be accelerated by one year and shall be due and payable (along with any amounts due and unpaid) upon such accelerated schedule.

2.           TITLE AND SURVEY.  Within forty-five (45) days after the full execution of the Agreement, Purchaser may obtain, at Purchaser’s sole cost and expense, an ALTA form title insurance commitment for the Property and the Florida Land issued by a national title insurance company of Purchaser’s selection (the “Title Company”) and containing no exceptions to title other than those acceptable to Purchaser.  Within forty-five (45) days after the full execution of the Agreement, Purchaser may obtain, at Purchaser’s sole cost and expense, a current ALTA/ACSM survey of the Property and the Florida Land, in form and content acceptable to

Purchaser and Title Company so as to permit the Title Company to remove the survey exception from the owner’s and owner’s mortgagee title insurance policy or policies.

3.           STUDY PERIOD.  The Agreement will provide for a forty-five (45) day Study Period to commence upon full execution of the Agreement during which Purchaser shall examine the Property and the books and records pertaining thereto to determine the feasibility of purchasing the Property. For such purposes, Seller shall grant Purchaser, its agents, representatives, employees and consultants (Purchaser’s Agents) access to the Property and its books and records, and shall cause Seller, its employees, accountants and other agents and representatives (Seller’s Agents) to cooperate fully with the Purchaser and Purchaser’s Agents in connection with its acquisition review and feasibility investigation of the Property, including a right of entry on the Property to obtain an appraisal and to perform engineering and environmental tests and such other studies necessary or desired in connection with Purchaser’s evaluation of the Property. Any invasive tests or soil borings shall require Seller’s prior written consent. Purchaser shall indemnify and hold Seller harmless from any damages, injury (including death) or other loss caused by Purchaser’s inspection and evaluation of the Property (except for those relating to the mere discovery of any problem or issue with the Property), including any damage or loss caused by Purchaser’s Agents. In addition, Purchaser shall review zoning and other governmental regulations affecting the Property.  In the event the Purchaser determines prior to the end of the Study Period, that it is unsatisfied with the outcome of its due diligence and feasibility investigation of the Property, the Purchaser may terminate the Agreement for any reason whatsoever by so notifying the Seller in writing prior to the expiration of the Study Period, the Agreement will terminate, and the parties will have no further obligations to each other, except for those obligations which expressly survive such termination including Purchaser’s indemnification obligations under this paragraph 3.  In order to facilitate Purchaser’s due diligence investigation and analysis, Seller agrees to furnish to Purchaser within five (5) business days after full execution of the Agreement, access to, the following, to the extent in Seller’s possession:

(a)           Any and all contracts, leases, service contracts or other agreements relating to the Property;

(b)           The most recently issued Owner’s title insurance policies for the  Property and Florida Land;

(c)           Existing as-built surveys and legal descriptions of the Property and the Florida Land;

(d)           Real estate tax bills for the Property and the Florida Land for the years 2009 and 2010;

(e)           Existing environmental, engineering or other physical condition reports of the Property and Florida Land;

(f)           Operating statements for MIF, NTS/VA and OLFJV for 2009, 2010 and year to date 2011;

(g)           An inventory of personal property at the Property;

(h)           Site plans, plans and specifications and other plans and drawings related to the Property and the Florida Land; and

(i)           A complete copy of the minute book for OLFJV.

4.           CLOSING.  Closing shall occur on or before April 30, 2012 (the “Closing Date”). Time shall be of the essence in this transaction.

5.           PRECONDITIONS OF CLOSING.  The Purchaser’s obligation to proceed to closing under the Agreement shall be contingent on the following preconditions being met and upon such other customary terms and conditions to be specifically set forth in the Agreement:

(a)           Seller shall assign to the Purchaser and the Purchaser shall assume: (i) Seller’s membership interests in Fawn Lake Community Association, a Virginia non-stock corporation; and (ii) Seller’s position as Declarant under the Declaration for Fawn Lake dated July 16, 1990, as amended and supplemented, all pursuant to terms and conditions mutually acceptable to Seller and Purchaser;

(b)           Seller shall have transferred to the FLCA all of the designated and currently existing Common Areas (as defined in the Declaration) of the Fawn Lake development pursuant to the terms of the Declaration for Fawn Lake dated July 16, 1990 by NTS/Virginia Development Company as Declarant, as amended and supplemented; and

(c)           All of the transactions referred to herein shall have been approved by the independent members of the Board of Directors of MIF, and all documents and other instruments necessary to carry out the transactions contemplated herein shall have been executed and delivered in accordance with the terms of the Agreement.

6.           BROKERAGE COMMISSION.  Purchaser and Seller acknowledge and agree that there are no brokers involved in this transaction, and Purchaser and Seller each agree to indemnify the other against any and all claims for any broker commission or fee claiming through such party.

7.           CLOSING COSTS.  Closing Costs customarily paid by sellers, including recording fees and transfer or stamp taxes for the transfer documents, tangible and intangible property taxes, and closing costs customarily paid for by purchasers, including, without limitation, the title commitment and the owner’s and lender’s title policies and required or desired endorsements, the survey, and any environmental, engineering or other third-party reports obtained by Purchaser in connection with its due diligence are being funded by Purchaser in accordance with the terms of this Letter.

8.           SELLER REPRESENTATIONS AND WARRANTIES.  Seller shall warrant that Seller has no knowledge of (a) any presence, disposal, release or threatened release of hazardous substances or hazardous wastes on, from or under the Property or Florida Land, (b) any violation of any applicable building, zoning, environmental or other laws, ordinances, statutes, regulations or directives relating to the Property or Florida Land, (c) any structural defect, physical condition or other fact relating to the Property or Florida Land which would prevent Purchaser from using and operating the Property or the Florida Land in accordance with its current use or contemplated use, (d) any litigation pending or threatened against Seller which would adversely affect the ability of the Seller to sell the Assets, or (e) any condemnation proceeding pending or threatened against the Property or the Florida Land. “Seller’s knowledge” or terms to such effect shall mean the actual current knowledge of Ralph DeRosa without any further inquiry. Such warranties shall survive for a period of six (6) months following the Closing.

9.           NOTICES.  All notices to Purchaser shall be addressed to: NTS Development Company, 10172 Linn Station Road, Louisville, Kentucky 40223, Attention: Brian F. Lavin; all notices to Seller shall be addressed to the Board of Directors of NTS Mortgage Income Fund, c/o Allan T. Slagel, Esq., Shefsky & Froelich, 111 E. Wacker Drive, Suite 2800, Chicago, IL 60601, and Eric Ison, Greenebaum Doll & McDonald PLLC, 3500 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202-3140.

10.           CONFIDENTIALITY.  Prior to the Closing and except to the extent required to be disclosed by Purchaser to its employees, directors, officers, agents, representatives, attorneys, lenders, accountants and/or advisors (“Purchaser Representatives”), and/or to the extent required by law or order of a court of competent jurisdiction, Purchaser shall not disclose or use and Purchaser shall cause the Purchaser Representatives not to disclose or use any Confidential Information (as such term is defined below) with respect to the Assets furnished or to be furnished by Seller or its representatives to Purchaser or Purchaser Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transactions proposed in this Letter.  For purposes of this paragraph, “Confidential Information” means the fact of the proposed sale and any information about the Property disclosed by Seller, except for information which Purchaser can reasonably demonstrate is generally available to or known by the public other than as a result of improper disclosure by Purchaser.  The provisions of this paragraph 10 shall be binding on the Purchaser.

The terms and provisions set forth in this Letter, together with other terms and provisions relating to this transaction, shall be set forth more completely in the definitive Agreement(s) to be negotiated upon and entered into between the parties described herein.  In the event the Agreement is not agreed upon by the parties hereto for any reason whatsoever, neither party shall have any liability to the other and each party shall bear its own expenses incurred in connection with the transactions described herein, it being understood that this letter of intent is merely an expression of understanding between the parties hereto as to the terms and conditions which will form the basis for negotiating a definitive and binding Agreement.

The parties intend to obtain updated appraisals of the Assets before the Closing. In the event the updated appraisals of the Assets reflect material changes in the value of such Assets from those reflected in the most current appraisals, each of Seller and Purchaser reserve the right to change any of the terms and conditions contained in this Letter. This Letter is non-binding and shall not have the effect of a contract between the parties, except for the indemnification provisions of paragraph 3 and the provisions of paragraph 10 entitled “Confidentiality,” which shall constitute a binding agreement.

Very truly yours, NTS DEVELOPMENT COMPANY By: /s/ Gregory A. Wells Title: Executive Vice President

The terms and conditions sets forth in this Letter accurately reflect the terms and conditions upon which we would be willing to negotiate a definitive Agreement.

THE INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF NTS MORTGAGE INCOME FUND

/s/ Robert A. Guimbarda ROBERT A. GUIMBARDA /s/ Robert M. Day ROBERT M. DAY

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